Exhibit 10.24

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter “License” or “License Agreement”) is effective as of the date of signing by the last of the parties to sign below and is by and between Xiamen World Gear Sports Goods Co., Ltd. a corporation under the laws of the People’s Republic of China (“Buyer”), having a place of business at 27-29 North 2nd Road, Xinglin, Jimei District, Xiamen City, Fujian Province, People’s Republic of China and Nautilus, Inc., a Washington Corporation (“Nautilus”), having a place of business at 16400 SE Nautilus Drive, Vancouver, WA. 98683. Buyer and Nautilus are referred to collectively herein as the “Parties”. This License is an exhibit to an Asset Purchase Agreement entered into on the same date between Buyer and Nautilus. The parties agree as follows:

1.	Definitions and Schedules

A. Unless expressly otherwise defined herein, the Terms used in this License that are defined in the Asset Purchase Agreement shall have the same meaning as defined in the Asset Purchase Agreement.

B. “And/or” shall mean “and”, “or” and both “and” and “or”.

C. “Accessories” shall mean pedals, seats, seat posts and handlebars that replace standard components of Licensed Indoor Cycles and offer alternate functionality such as additional compatibility, comfort, cost, etc.

D. “Affiliate” shall have the meaning set forth in rule 12b-2 of the regulations promulgated under the Securities Exchange Act in force as of the effective date of this License.

E. “Asset Purchase Agreement” shall mean an agreement entered into between the Parties to which this License Agreement is an exhibit.

F. “Commercial Channel” shall mean bona fide sales to commercial, corporate, and government entities that are not Affiliates of Buyer and that provide access to the Indoor Cycles to multiple users including fitness centers, gyms, health clubs, studios, hotels, resorts, schools, military, and corporate employee centers. The Commercial Channel does not include and excludes all other sales or distributions of Indoor Cycles, including but not limited to sales and other distributions: (a) to end users (non-commercial users, typically home use) and resellers, such as retailers and online resellers; and/or (b) to any entity where there is reason to know that such entity is selling or distributing to end users and/or resellers (except as used equipment following normal use in the entity’s facility).

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G. “Permitted Retail Channel” shall mean bona fide sales to Independent Bike Dealers and Specialty Retailers that are not Affiliates of Buyer. Specialty Retailers shall mean retailers selling fitness equipment and fitness accessories and the sales of fitness equipment and accessories constitutes at least 90% of the retailers total sales. By way of example only, and not of limitation, Specialty Retailers does not include Dick’s Sporting Goods, Cabelas, Sports Authority, or other retailers having greater than 10% sales of non-fitness equipment.

H. “Channel” shall mean the Commercial Channel and the Permitted Retail Channel.

I. “Gross Sales” shall mean the total invoice price of Indoor Cycles and Accessories, and all related charges of any type whether separately invoiced (including, but not limited to, installation charges, shipping charges, taxes, and delivery charges) and whether the Indoor Cycles and/or Accessories are sold, leased or otherwise distributed.

J. “Copyrighted Works” shall mean tangible works of authorship previously used by Nautilus, and/or previously created for use by Nautilus, in connection with marketing and sales of Indoor Cycles in the Commercial Channel, such as, but not limited to, marketing collateral, photos, brochures, artwork, decals, packaging, manuals, guides, instructions, console software, and for which Nautilus owns or has exclusive rights to relevant copyrights, regardless of whether the copyright for any such Copyrighted Works are registered with any copyright office.

K. “Indoor Cycle” shall mean a stationary exercise machine that simulates bicycling and is part of the larger class of Stationary Cycles which consists of Indoor Cycles, Upright Cycles, and Recumbent Cycles. While there is overlap of these product categories, particularly between Indoor Cycles and Upright Cycles, Indoor Cycles are distinguished from Upright Cycles by exposed frames and flywheels, adjustable handlebar positioning, lacking motors, and lacking consoles that control the flywheel resistance. As a business model, Indoor Cycles are generally positioned for use in group settings at fitness centers and health clubs.

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L. “Indoor Cycle Know How” shall mean technical information that may not be confidential, but that is required to efficiently convey manufacture of Indoor Cycles. Indoor Cycle Know How includes tooling for Indoor Cycles and components thereof obtained by Buyer from Nautilus.

M. “Indoor Cycle Confidential Information” shall mean Confidential Information relating to manufacturing and marketing of Indoor Cycles for the Commercial Channel.

N. “Licensed Accessories” shall mean Accessories solely for the Channel, but not otherwise, and that bear and/or are marketed in connection with any one or more of the Licensed Marks.

O. “Licensed Domain Names” shall mean the domain names listed in Schedule C to this License.

P. “Licensed Indoor Cycles” shall mean Indoor Cycles solely for the Channel, but not otherwise, and that bear and/or are marketed in connection with any one or more of the Licensed Marks.

Q. “Licensed Indoor Cycles and Accessories” shall mean Licensed Indoor Cycles and/or Licensed Accessories.

R. “Licensed Patents” shall mean patents and patent applications listed on Schedule A to this License together with all subsequently filed and/or pending patent applications that claim priority to any one of the patents or patent applications listed on Schedule A.

S. “Licensed Rights” shall mean the rights and restrictions set forth in the license agreements identified in Schedule D to this License.

T. “Licensed Marks” shall mean the registered and common law trademarks and service marks listed in Schedule B to this License.

U. “Nautilus Quality Standards” shall mean the quality control standards set forth in Schedule E to this License, and includes modifications to the Schedule E quality control standards in accordance with the terms of this License.

V. “Nautilus Trademark Usage Guidelines” shall mean the guidelines for use of Nautilus Trademarks as set forth in Schedule F to this License, and include modifications to the Schedule F guidelines in accordance with the terms of this License. The identification of a trademark or name in Schedule F does not mean that any license to such name or mark is granted by this License, unless the mark or name is included in the Licensed Marks.

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W. “Net Sales” means “Gross Sales” less allowances for: (a) returns of Indoor Cycles and Accessories actually received; (b) refunds by Buyer to customers and cancellation of orders from Buyer by customers for Licensed Indoor Cycles and Accessories; (c) local, State and federal sales, VAT, and use and excise taxes required to be charged by Buyer for sales of Licensed Indoor Cycles and Accessories, if separately stated on an invoice; and (d) freight charges and delivery fees, if separately stated on an invoice, and provided that any such separately stated freight charges and delivery fees do not exceed one hundred and ten (110) percent of the actual costs incurred by Buyer for freight and delivery.

X. “Sales” means sales, leases and any other types of distribution of goods and services.

Y. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process that:

(a) Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Z. This License incorporates the attached schedules, listed below:

Schedule A: Licensed Patents

Schedule B: Licensed Trademarks

Schedule C: Licensed Domain Names

Schedule D: Licensed Rights (Prior Licenses Affecting Rights Granted Herein)

Schedule E: Quality Control Provisions

Schedule F: Nautilus Trademark Usage Guidelines

Schedule G: Electronic Payment Instructions

Schedule H: Sublicense Agreement (for Triple Link pedals in the USA)

2.	License Grant

A.	Patent License.

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Subject to the terms of this License, Nautilus hereby grants Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, license to the Licensed Patents to make, use, sell, offer to sell, and/or import Licensed Indoor Cycles and Licensed Accessories solely in the Commercial Channel and Permitted Retail Channel. Subject to the terms of this License and while this License is in effect, Nautilus covenants not to sue Buyer under any patent rights owned by Nautilus and used by Buyer in making, using, selling, offering to sell, and/or importing Licensed Indoor Cycles and Accessories solely in the Commercial Channel and Permitted Retail Channel. While this License is in effect, and commencing upon execution of this License, Nautilus will not grant any license of the Licensed Patents to a third party to make Indoor Cycles for the Commercial Channel. Buyer understands that Mad Dogg Athletics, Inc. is, and remains, an existing licensee (See Schedule D) of Nautilus. Nautilus is not restricted by this Patent License from otherwise exploiting the Licensed Patents itself, such as by having any products made for Nautilus for sale by and/or on behalf of Nautilus.

B.	Trademark License.

Subject to the terms of this License, Nautilus hereby grants Buyer an exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, royalty-bearing, license to the Licensed Marks solely for use on Indoor Cycles and Accessories in the Commercial Channel and in connection with marketing and selling Indoor Cycles and Accessories in the Commercial Channel. Subject to the terms of this License, Nautilus hereby also grants to Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, royalty-bearing, license to the Licensed Marks solely for use on Indoor Cycles and Accessories in the Permitted Retail Channel. No license is granted by this License to use the Licensed Marks, and Buyer shall not use any Licensed Mark and/or any mark confusingly similar to any Licensed Mark, for any goods or services other than for Indoor Cycles and Accessories in the Channel. The Trademark License of this Section 2.B. shall be subject to Buyer’s compliance with Nautilus Quality Standards as to product quality, product appearance, customer satisfaction and service as set forth in Section 4.B. below and in Schedule E and Buyer’s compliance with Nautilus Trademark Usage Guidelines as set forth in Section 4.B. below and in Schedule F. Buyer shall prominently use at least the SCHWINN

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mark on all Indoor Cycles sold by Buyer that are made using any Nautilus Trade Secrets, Copyrighted Works, Nautilus Indoor Cycle Know How, or Nautilus Indoor Cycle Confidential Information, and/or that are covered by any Licensed Patents. Buyer may combine the SCHWINN mark with Buyer’s trademarks, for example to market “SCHWINN LA” Indoor Cycles provided that the SCHWINN mark is prominently used. Buyer understands and agrees that Buyer is to focus Buyer’s efforts on sales of Licensed Indoor Cycles and Accessories in the Commercial Channel and that Buyer is only licensed by this License to make up to a maximum of twenty (25) percent of Buyer’s total Net Sales of Licensed Indoor Cycles and Accessories in the Permitted Retail Channel in any Calendar Year.

C.	Copyright License.

Subject to the terms of this License, Nautilus hereby grants Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, license to reproduce, distribute, perform and make derivative works of all Copyrighted Works solely in connection with sales of Licensed Indoor Cycles and Accessories.

D.	Domain Name License.

Subject to the terms of this License, Nautilus hereby grants Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, worldwide, license to use the Licensed Domain Names solely in connection with sales of Licensed Indoor Cycles and Accessories.

E.	Trade Secrets, Know How and Confidential Information.

Subject to the terms of this License, Nautilus hereby grants to Buyer a non-exclusive, non-transferable, non-assignable, non-sublicensable, and worldwide license to Nautilus Indoor Cycle Know How, Nautilus Trade Secrets and Nautilus Indoor Cycle Confidential Information solely for use in connection with sales and marketing of Indoor Cycles and Accessories bearing a Licensed Trademark in the Channel.

F.	Licensed Rights.

Except for rights to U.S. Patent 6,877,399 that Nautilus has under the license from Peloton Fitness identified in Schedule D (Peloton License), to which no rights are granted by Nautilus to Buyer under this Section 2.F., to the extent Nautilus has any rights under the Licensed Rights identified in Schedule D that are sublicensable, and subject to the terms of this License, Nautilus hereby grants to Buyer a non-exclusive,

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non-transferable, non-assignable, non-sublicensable, worldwide, license to rights under such Licensed Rights needed by Buyer to market and sell Indoor Cycles and Accessories in the Channel, but not otherwise. To the extent any such Licensed Rights impose restrictions on the activities of Buyer, Buyer shall be subject to and agrees to abide by such restrictions.

G.	Sublicense Under Nautilus and Peloton License Agreement Identified in Schedule D.

Contemporaneous with this Agreement, the Parties shall execute a Sublicense Agreement by which Nautilus shall grant Buyer rights to distribute Triple Link pedals in the USA. The Sublicense Agreement is attached as Schedule H.

During a transition period of up to six (6) months from the date of this Agreement, Buyer may acquire Triple Link pedals from Nautilus at a cost of US$28/pair. For all Triple Link pedals imported into the USA, Buyer shall pay Nautilus the royalty specified in the Sublicense Agreement.

3.	Payments for License

A. Royalty.

For the Trademark License rights granted by this License Agreement to Buyer, Buyer shall pay Nautilus a Royalty which is equal to:

(i) For the calendar year 2009, no Royalty;

(ii) For the calendar year 2010, the Royalty rate shall be five (5) percent of Net Sales of Licensed Indoor Cycles and Accessories;

(iii) For the calendar year 2011, the Royalty rate shall be five (5) percent of Net Sales of Licensed Indoor Cycles and Accessories; and

(iv) For the calendar year 2012 and each year thereafter the Royalty rate shall be three (3) percent of Net Sales of Licensed Indoor Cycles and Accessories.

Because of the difficulty of allocating royalties and the different types of intellectual property being licensed by this License, the Parties agree that a Royalty based on Net Sales of products that bear and/or are marketed in connection with any one or more of the Licensed Marks is an appropriate and convenient manner of establishing the Royalty.

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B. Payment Schedule. The Royalty will accrue upon the earlier of the invoice date, or the shipping date for the goods by Buyer. The amounts set forth in this section are payable quarterly from Buyer to Nautilus within thirty (30) days after each March 31st, June 30th, September 30th, and December 31st, beginning January 1. 2010. The quarterly royalty payments shall accompany the required reports of Section 3.F.

C. Minimum Payment to Nautilus.

(i) Buyer shall pay Nautilus an Annual Minimum Royalty beginning in Calendar Year 2010. The royalty payments shall be paid quarterly and each quarterly payment shall be at least one-quarter ( 1/4) of the Annual Minimum Royalty until the royalty payments for the calendar year at least equal the Annual Minimum Royalty.

For the Calendar Year 2009 - Minimum Annual Payment = $0;

For the Calendar Year 2010 - Minimum Annual Payment = $800,000;

For the Calendar Year 2011 - Minimum Annual Payment = $1,000,000;

For the Calendar Year 2012 and each Calendar Year thereafter – Minimum Annual Payment = $600,000.

(ii) Example:

The Annual Minimum Royalty for 2010 is $800,000, or $200,000 per quarter until the total royalty paid to Nautilus for the calendar year is equal to or exceeds $800,000. Thus, if the net sales for Q1 yield royalties less than $200,000, Buyer shall pay $200,000. If the net sales in Q2 yield royalties in excess of $200,000, Buyer shall pay the actual royalty and the royalty paid in excess of one-quarter of the Annual Minimum may not be carried over or credited to Q3 unless the Annual Minimum has been reached. Only, when the actual paid royalties for a Calendar Year exceed the Annual Minimum Royalty, may a royalty payment for a quarter be less than one-quarter ( 1/4) of the Annual Minimum Royalty.

D. Methods of Payments to Nautilus. All payments under this Agreement to Nautilus shall be made in U.S. Dollars and made by electronic payment as set out in Schedule G to this License. Buyer shall not be permitted to pay money in escrow or to any entity other than Nautilus, unless pursuant to a final court order that is not subject to appeal.

E. Reports and Records. Buyer shall keep and preserve accurate records of all of its operations within the scope of this License Agreement. With each payment by Buyer to

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Nautilus, and for the Calendar Quarter for which a payment is being paid, Buyer shall provide to Nautilus a report stating the Gross Sales, Net Sales, Net Sales in the Commercial Channel, Net Sales in the Permitted Retail Channel, and returns by product number (preferably SKU identifiers), Royalty calculations, Royalty due, and a Quality Control Report as specified in Schedule F during the applicable Calendar Quarter. Nautilus and its agents (e.g., accountants) shall have the right to inspect and copy such records at reasonable times.

F. Costs of Inspection and Copying. The cost of any inspection and copying of records under Section 3.E. shall be borne by Nautilus unless a discrepancy is discovered in Nautilus’ favor in an amount that is greater than five (5) percent of the Royalty due versus the Royalty paid, in which case such costs shall be borne by Buyer.

G. Record Retention. Buyer and Nautilus are not required to retain any records relating to this License Agreement for longer than five (5) years from the date of their creation.

H. Pricing. All pricing for products sold by Buyer shall be determined by and be under the sole control of Buyer.

I. Currency. All amounts set forth in this License are in U.S. dollars.

4.	Rights in Licensed Marks and Use of Marks.

A. Ownership of Licensed Marks by Nautilus. Buyer confirms that, as between the parties, Nautilus owns all rights in and to the Licensed Marks. Buyer agrees to not use any of the Licensed Marks, or any marks confusingly similar to the Licensed Marks, for any purpose, whether in advertising, promotional materials or otherwise, except as expressly permitted by this License. Buyer shall not use, register or attempt to register any one or more of the following marks and names, or any confusingly similar marks and names for any purpose: Nautilus, Nautilus logo, and/or any other Mark owned by Nautilus except for use of the Licensed Marks as expressly permitted by this Agreement.

B. Use of Licensed Marks by Buyer. Any and all uses of the Licensed Marks by Buyer for goods and services, shall be only as permitted by this Agreement, and then only for goods and services that meet Nautilus Quality Standards as set forth in Schedule E to this License Agreement. Nautilus may make reasonable modifications to Nautilus Quality Standards from time to time provided that such modifications benefit customers and/or users and are made applicable to comparable Nautilus Indoor Cycle Products sold by Nautilus outside of the Commercial Channel. Buyer

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shall comply with Nautilus Quality Standards and with all such modifications to Nautilus Quality Standards, but shall have three (3) months to implement any such modifications to Nautilus Quality Standards unless such modifications relate to product safety, which Buyer shall immediately implement. All uses of the Licensed Marks shall inure to the sole benefit of Nautilus. Where Buyer deviates from past usage of a Licensed Trademark, Nautilus shall have the right to require pre-approval of any and all new proposed usages of the Licensed Marks by Buyer, whether in advertising, promotional materials, or otherwise. Where Nautilus requires prior approval, Nautilus shall have a review period of twenty-one (21) days from the receipt by Nautilus from Buyer of advertising and/or promotional materials submitted for approval by Buyer to either approve or deny approval of such materials. If Written Notice of the approval or denial of approval of such materials is not provided to Buyer before the end of the twenty-one (21) day review period, the submitted materials shall be deemed approved. Any Written Notice denying approval of the submitted materials shall provide the reasons for the disapproval and the disapproved materials shall not be used by Buyer. Buyer may correct and resubmit any disapproved materials for approval, which submission will restart the twenty-one (21) day review period. Any disagreement by the Parties as to whether materials should be approved shall be subject to the dispute resolution procedures, including mediation, of Section 15 of this License. All such uses of Licensed Marks must be in accordance with Nautilus Trademark Usage Guidelines of Schedule F, as modified by Nautilus from time to time. Nautilus hereby approves usage of Licensed Marks that strictly comply with the then current version of the Nautilus Trademark Usage Guidelines.

C. No Challenges to Licensed Marks. Buyer shall not in any way challenge or interfere with Nautilus’ rights in the Licensed Marks or assist anyone else in doing so. Buyer shall not register or attempt to register any of the Licensed Marks or any confusingly similar marks in any country.

D. Disputed Marks. If: (i) Nautilus determines that one or more of the Licensed Marks poses a significant risk of infringing the rights of a third party in a country; or (ii) Nautilus receives a letter from a third party asserting rights in one or more of the Licensed Marks in a country (any mark falling into 4.D. (i) and/or 4.D. (ii) shall hereinafter be called a Disputed Licensed Mark), then Nautilus shall have the option to

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substitute a different mark for each Disputed Licensed Mark, in which case each substituted mark shall become a Licensed Mark; and thereafter, upon sixty (60) days Written Notice to Buyer of the Disputed Licensed Mark, Buyer shall cease all use of each Disputed Licensed Mark for which such Written Notice has been provided.

5.	Registration, Filings and Enforcement.

A. Registrations and Filings. Nautilus, in its sole discretion, has the option to, but is not required to: (i) file additional applications to register any one or more of the Licensed Marks in the United States and/or in any other country; (ii) maintain any registration for any one or more of the Licensed Marks in any country; (iii) file to register copyrights in the United States in the name of Nautilus as owner for any one or more Copyrighted Works; and/or (iv) file any U.S. Patent Application, and/or maintain a patent or pending application for any one or more inventions. Notwithstanding the requirements of this Section 5.A., to the extent permitted by the law of the country where the registration has been granted and while this License is in effect, Nautilus agrees to maintain the existing registrations in Schedule B to this License that include or consist of the word SCHWINN; provided, however, to the extent Buyer has the information, Buyer must cooperate with Nautilus, at Buyer’s expense, and as requested by Nautilus, by providing information concerning the use of such marks and specimens of use; so as to assist Nautilus to maintain such registrations. While this License is in effect, Nautilus, at the written request of Buyer and at Buyer’s expense for all such actions of Nautilus, agrees to file applications in the name of Nautilus to register the Licensed Marks in countries where they have not been registered, to prosecute such applications, and to obtain and maintain registrations based on any such applications for Licensed Marks in other countries. Nautilus is not required to continue the prosecution of any such application beyond a final rejection thereof by the respective Trademark Office.

B. Enforcement. Except as provided in Section 5.C., Nautilus has the sole right and option, at Nautilus’ sole discretion, to take any or no action against: (i) violators or alleged violators of any of the subject matter licensed by this License and/or relating thereto. Buyer has no right to and shall not threaten to initiate or take any action relating to the Licensed Marks, Licensed Patents, and/or to any other subject matter or rights relating to this License.

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C. Possible Enforcement by Buyer. If Buyer discovers that any of the Licensed Patents and/or Licensed Trademarks are infringed, Buyer shall timely communicate the details of the infringement to Nautilus. Nautilus shall thereupon have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the Parties to this License and to terminate such infringement. Buyer shall provide reasonable assistance to Nautilus at Buyer’s expense, if Nautilus takes any such action, but all expenses of Nautilus shall be borne by Nautilus. If Nautilus recovers any damages or compensation for any action it takes hereunder, Nautilus shall retain 100% of such damages. Nautilus shall have ninety (30) days from the receipt of such details of infringement from Buyer to decide, in its sole discretion, whether to take any action to stop such infringement. Nautilus shall provide Written Notice of Nautilus’ decision to Buyer before the end of such ninety (30) day time period. If Nautilus decides not to file any action (or to discontinue any action if initially undertaken by Nautilus), Buyer shall also have the right, but not the obligation, to take any such action to stop the infringement, in which case Nautilus shall provided reasonable assistance to Buyer at Nautilus’ expense as long as Nautilus is not a party (by joinder or otherwise) to any action, but all of Buyer’s expenses shall be borne by Buyer. If Nautilus decides not to file any action, and/or to discontinue any action if initially undertaken by Nautilus, and Buyer decides to take such action and/or to continue any action that Nautilus decides to discontinue, then Buyer shall provide Written Notice to Nautilus of Buyer’s decision and, if Nautilus is a party (by joinder or otherwise) to such action, then Buyer shall bear all of Nautilus’ expenses of participation in such action incurred from the time Buyer decides to take such action and/or continue such action, including, but not limited to, subsequently incurred attorney’s fees through and including trial and upon appeal In such event Buyer will retain 100% of damages recovered. The Party pursuing the action shall be entitled to control the action; provided, however, no settlement shall be entered into without the written consent of Nautilus, which consent shall not be unreasonably withheld. Nautilus is not required to consent to any settlement that grants an alleged infringer a license under any one or more of the Licensed Patents and/or any one or more of the Licensed Trademarks; and/or that allows an infringer to continue to use a mark that is confusingly similar to a Licensed Mark.

6.

Written Notice. Any Written Notice that is required under this License shall be in writing and shall be deemed delivered upon actual delivery to the other party in the case of hand delivery, which includes delivery by a recognized courier (such as

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FedEx), or upon deposit thereof in the United States mail by certified mail return receipt requested (provided the address for notice is in the United States), with postage thereon fully prepaid, addressed as follows:

To Nautilus:	Nautilus, Inc.

Attention: Legal Department

16400 SE Nautilus Drive

Vancouver, WA 98683

Fax: 011-306-859-????

E-Mail:

To Buyer:	Xiamen World Gear Sports Goods Co., Ltd.

Attention: Michael Bruno

27-29 North 2nd Road

Xinglin, Jimei District, Xiamen City,

Fujian Province

People’s Republic of China

Telephone: 011-86-592-6248-245

Fax: 011-86-592-621-8270

E-Mail:

With a Copy to:

Attention: C. Reed Brown

1232 W Lexington Street

Washington, Utah, 84780

Fax: 435-216-1176

E-Mail: reed.crb@gmail.com

7.	Entire Agreement. This License, and Schedules A - G hereto, which are incorporated by reference herein, contains the entire agreement of the parties relating to licensing of intellectual

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property rights from Nautilus to Buyer, and supersedes all existing agreements and all other oral, written or other communications between the parties relating to its subject matter. This License Agreement cannot be modified except in a writing signed by all of the parties and that expressly recites that the writing is an amendment to or a modification of this License Agreement.

8.	Compliance with Laws. Buyer shall at all times comply with all applicable laws, statutes, rules, regulations and ordinances, including without limitation those governing wages, hours, desegregation, employment discrimination, health and safety, and equal opportunity laws and regulations to the extent that they are applicable.

9.	Proprietary Rights Notice. While this License is in effect, Buyer shall mark products with appropriate patent markings as required by Nautilus and shall use appropriate trademark designations (™, ®) as required by Nautilus. Schedule A lists current Licensed Indoor Cycles and Accessories that Nautilus in good faith believes are covered by the Licensed Patents. Buyer shall not, unless directed to do so by Nautilus, remove or alter any copyright or proprietary rights notices on tangible materials received by Buyer from Nautilus

10.	Confidentiality and Unauthorized Disclosure.

A. Definition of “Confidential Information. As used in this License, the term “Confidential Information” means: (i) proprietary information that one party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”); (ii) information marked or designated by the Disclosing Party as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, that is known by the Receiving Party to be treated by the Disclosing Party as confidential or which, given the nature of the information or the circumstances surrounding its disclosure, would be understood by a reasonable person as being confidential or proprietary; and (iv) information provided to the Disclosing Party by third parties that the Disclosing Party is obligated to keep confidential provided that, in the event that such third party information does not otherwise qualify as Confidential Information hereunder, the Disclosing Party notifies the Receiving Party of such obligations. Confidential Information shall not include: (i) information that is publicly available at the time of disclosure by the Disclosing Party to the Receiving Party or its Representatives; (ii) information that becomes publicly available other than through actions of the Receiving Party or any of its Representatives in violation of this Agreement; (iii) information already known to the Receiving Party as documented by written records that predate the disclosure; (iv) information

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from the Disclosing Party that becomes owned by the Receiving Party; (v) information rightfully obtained from third parties and not subject to any obligation of confidentiality to the Disclosing Party; (vi) information independently developed by the Receiving Party without use of, reference to, or reliance on the Disclosing Party's Confidential Information; and (vii) any information following the expiration of five (5) years from the date of the first disclosure thereof to the Receiving Party.

B. Nondisclosure. Except as set forth in Section 10.D., the Receiving Party agrees that it will not disclose Confidential Information to any third party, directly or indirectly, under any circumstances or by any means, without the Disclosing Party’s prior written consent. Buyer specifically agrees that Buyer shall not disclose any Trade Secret, Indoor Cycle Confidential Information, and/or Indoor Cycle Know How to any third party without the express written consent of Nautilus, which Nautilus may withhold, except that Buyer may exploit engineering and design information concerning Indoor Cycles in the Commercial Channel as Buyer deems appropriate.

C. Nonuse. The Receiving Party further agrees that it will not use Confidential Information except as may be necessary to perform its obligations and/or exercise its rights under this License.

D. Protection. Notwithstanding anything contained in this License to the contrary, the Receiving Party may disclose Confidential Information to its employees, representatives and other agents (“Representatives”). The Receiving Party and its affiliates and their respective employees, agents, representatives and subcontractors agree to take all reasonable precautions to protect the confidentiality of Confidential Information. Any unpermitted disclosure by any Representative of the Receiving Party shall be deemed to have been made by the Receiving Party.

E. Injunctive Relief. The Receiving Party acknowledges that a breach of any obligation under this section 10 will result in irreparable injury to the business of the Disclosing Party and that its remedy at law for such a breach will be inadequate. Accordingly, the Receiving Party agrees that, in addition to other remedies available at law and in equity, the Disclosing Party will be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach of any obligation under this section 10.

F. Disclosures for Tax Purposes. Notwithstanding anything to the contrary contained in this License, the parties and their respective affiliates and Representatives may disclose to any

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person the tax structure and any of the tax aspects of the transaction(s) contemplated by the Agreement solely to the extent necessary to describe or support any United States federal income tax benefits that may result therefrom or any materials relating thereto in order to comply with United States federal or state securities laws. For the purposes of this provision, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction(s) and does not include information relating to the identity of the parties, their affiliates, agents, or advisors.

G. Compelled Disclosure. If the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or applicable law or regulation) to disclose any Confidential Information, the Receiving Party shall (unless prohibited by such demand or process) give the Disclosing Party prompt written notice of the requirement before releasing the information so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of the Agreement. The Receiving Party shall cooperate with the Disclosing Party to obtain a protective order. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the terms of this section 10, the Receiving Party shall provide only that limited portion of the Confidential Information that is legally required and shall exercise best efforts to obtain assurance that confidential treatment will be accorded the information. Upon request of the Disclosing Party, the Receiving Party shall provide an opinion of counsel to the Disclosing Party to the effect that the Receiving Party is legally compelled to disclose the information.

11.	Termination and Default.

A. Material Breach Cure Period. Unless otherwise specified in this License that no cure time period or a different cure time period applies to the failure to perform any material term or condition of this License, it shall be a default of this Agreement for Buyer or Nautilus to fail to perform any material term or condition of this License Agreement within a sixty (60) day cure time period following Written Notice setting forth such failure or alleged failure by Buyer to Nautilus and/or by Nautilus to Buyer. Except as otherwise expressly provided by this License, in the event of a default of this License by Buyer that is not cured within any applicable cure period, Nautilus shall have the right to terminate this Agreement by Written Notice of termination to Buyer that is provided to Buyer at any time up to the longer of six (6) months following expiration of any applicable cure period; or one (1) month following the completion

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of any Dispute resolution procedure under Section 15 below concerning the issue of whether a material term or condition has or has not been performed by Buyer. Except as otherwise expressly provided by this License, in the event of a default of this License by Nautilus that is not cured within any applicable cure period, Buyer shall have the right to terminate this License by Written Notice of termination to Nautilus provided at any time up to the longer of six (6) months following expiration of any applicable cure period; or one (1) month following the completion of any Dispute resolution procedure under Section 15 below concerning the issue of whether a material term or condition has or has not been performed by Nautilus. Whether a material term or condition has or has not been performed is subject to the Dispute resolution procedures of Sections 15.B. – 15.C. of this License.

B. Termination for Failure to Meet Minimum Annual Net Sales Requirement.

(i). Nautilus shall have the right to terminate this License upon Written Notice to Buyer, with no cure period being available to Buyer, in the event during any three (3) consecutive Calendar Years the Minimum Annual Net Sales set forth in Section 11.B.(ii) below are not met. This three (3) year time period shall be reset and start over in the event the Net Sales for a given Calendar Year exceeds the Minimum Annual Net Sales requirement.

(ii)	For the Calendar Year 2009 - Minimum Annual Net Sales = $0;

For the Calendar Year 2010 - Minimum Annual Net Sales = $16,000,000;

For the Calendar Year 2011 - Minimum Annual Net Sales = $20,000,000;

For the Calendar Year 2012 and each Calendar Year thereafter, Minimum Annual Net Sales shall be $20,000,000.

Thus, for example, if Buyer’s actual Net Sales for the Calendar Year 2010 is $15,000,000; for the Calendar Year 2011 is $19,000,000; and for the Calendar Year 2012 is $19,000,000; then Nautilus shall have the right to terminate this Agreement by Written Notice to Buyer following the end of the Calendar Year 2012 because the Annual Minimum Net Sales requirement has not been met for three consecutive Calendar Years. Termination for this reason does not excuse Buyer from paying the required Minimum Annual Payments under this License for any Calendar Year prior to termination. If, on the other hand, the Net Sales for the Calendar Year 2010 is $15,000,000; the Net Sales for the Calendar Year 2011 is $19,000,000; and the Net Sales for the Calendar Year 2012 is $21,000,000; then the Minimum Annual Net Sales has been met for the Calendar Year 2012 and there has not been three consecutive three (3) years

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during which the Minimum Annual Net Sales has not been met. In this case, the three consecutive Calendar Year time period for determining a failure to meet Minimum Annual Net Sales will not restart until such time, if any, that a Calendar Year again occurs in which the Net Sales falls below the applicable Minimum Annual Net Sales requirement for that Calendar Year. The Minimum Annual Net Sales requirement shall not apply to any Calendar Year during which one or more Force Majeure events of Section 16.(c) significantly disrupts the ability of Buyer to make sales of Licensed Indoor Cycles and Accessories. The Calendar Year of any such Force Majeure disruption event shall not be considered in determining whether the Minimum Annual Sales requirement has been met for three (3) consecutive Calendar Years, but shall not result in restarting the three (3) Calendar Year calculation. Thus, for example, assume during the Calendar Year 2011, the Net Sales are $19,000,000; during the Calendar Year 2012 there is a Force Majeure event that significantly disrupts sales of Licensed Indoor Cycles and the Net Sales for Calendar Year 2012 are $6,000,000; the Net Sales for the Calendar year 2013 are $18,000,000 and the net sales for the Calendar Year 2014 are $18,000,000. Based on these assumptions, there is no Minimum Annual Net Sales requirement for the Calendar Year 2012 because of the Force Majeure event. Therefore, the License is not subject to termination for failure to meet the Minimum Annual Net Sales requirements for the three (3) Calendar Years of 2011, 2012 and 2013. However, the License is subject to termination for failure to meet the Minimum Annual Net Sales requirements at the end of the Calendar Year 2014 because of the failure for the three (3) Calendar Years 2011, 2013 and 2014, which are deemed consecutive Calendar Years because the Force Majeure event Calendar Year 2012 is not counted and does not restart the three consecutive Calendar Year count.

C. Termination for Failure to Make the Minimum Royalty Payments. Nautilus shall have the right to terminate this License upon Written Notice to Buyer in the event any Minimum Royalty payment for a quarter required by Section 3.B. is not made when due and is not paid within thirty (30) days of the Written Notice.

D. Events Upon Termination or Expiration. In the event of any termination or expiration of this Agreement for any reason:

(i) Any and all use of Licensed Marks by Buyer, as well as of any marks, names or domain names confusingly similar thereto, shall immediately cease except that Buyer may complete all unfinished goods (work-in-progress) and sell all inventory for up to six (6) months after termination. Buyer may not acquire any additional parts or

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materials to complete unfinished goods after termination of this Agreement. Any and all use by Buyer of any Licensed Patents and any other rights licensed by Nautilus under this License to Buyer shall immediately cease upon sale of outstanding inventory.

(ii) All payments from Buyer to Nautilus that have accrued as of the date of termination or expiration shall immediately become due and payable.

E. Additional Relief. The Parties shall be entitled to such other relief as may be determined by a court of law as selected under Section 15.A. below.

12.	Term.

A. Except as provided in Section 12.B. below, this License, including, but not limited to the rights licensed under Sections 2.A., 2.B.,2.C., 2.D., 2.E. and 2.F in the Commercial Channel, unless terminated in accordance with the terms of this License, shall continue in force.

B. Term for the Permitted Retail Channel

(i) Initial Term: Unless terminated in accordance with its terms, the Initial Term of this License for the Permitted Retail Channel shall be for only four (4) years from the effective date of the License. If no extension to the Initial Term is negotiated by the Parties, Buyer shall automatically have a two (2) year Wind Up Term to wind up its activity in the Permitted Retail Channel and at the end of the Wind Up Term, Buyer shall cease all sales in the Permitted Retail Channel involving the Licensed Trademarks.

(ii) Notice for Renegotiation: No earlier than six months prior to the expiration of the Initial Term and no later than sixty (60) days prior to the expiration of this Initial Term for the Permitted Retail Channel, Buyer may provide Written Notice to Nautilus of Buyer’s desire to renegotiate a license to rights for the Permitted Retail Channel for a period of time beyond the Initial Term.

(iii) Renewal Term: If Nautilus does not respond by written notice to Buyer’s request for renegotiation within sixty (60) days, then this License for rights for the Permitted Retail Channel will continue for a Renewal Term of four (4) years commencing at the end of the Initial Term.

(iv) Second Notice for Renegotiation: No earlier than six months prior to the expiration of the Renewal Term and no later than sixty (60) days prior to the expiration of this Renewal Term, Buyer may provide Written Notice to Nautilus of Buyer’s desire to renegotiate a license to rights for the Permitted Retail Channel for a period of time beyond the Renewal Term.

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(v) If Nautilus does not respond by written notice to Buyer’s request to renegotiate a license for rights for the Permitted Retail Channel, then Buyer’s rights in the Permitted Retail Channel shall continue and have the same term as Buyer’s rights in the Commercial Channel.

(v) If Nautilus does provide a response to the Buyer’s renegotiation request within the sixty (60) day response time, the Parties agree to negotiate in good faith in an attempt to reach a new license agreement, which may be on different terms than this License Agreement, relating to rights in the Permitted Retail Channel. If within three (3) months of the response to Buyer’s renegotiation request, the Parties are unable to agree to terms for a new license agreement for rights in the Permitted Retail Channel, then the Parties agree that they have failed to renegotiate a License for the Permitted Retail Channel and Buyer shall enter the above defined two (2) year Wind Up Term.

(vi) Any expiration of rights licensed to Buyer in the Permitted Retail Channel will not affect the Minimum Annual Payments under Section 3.C. above.

13.	Disclaimer.

Disclaimer. ALL RIGHTS LICENSED BY NAUTILUS ARE LICENSED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NAUTILUS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND/OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND/OR WARRANTIES AGAINST INFRINGEMENT. THE MAXIMUM LIABILITY OF NAUTILUS TO BUYER RELATING TO THIS AGREEMENT SHALL BE NO GREATER THAN THE TOTAL OF ANY ROYALTY ACTUALLY PAID BY BUYER TO NAUTILUS DURING THE TWELVE MONTH TIME PERIOD IMMEDIATELY PRECEEDING THE DATE A CLAIM IS MADE AGAINST NAUTILUS BY BUYER.

14.	Export Restrictions. Buyer agrees to comply with all applicable international and national laws that apply to products, including U.S. Export Administration Regulations, as well as End-

pg. 20

User, End-Use and Destination restrictions issued by the United States and other governments. Nothing in the preceding sentence shall be construed to grant Buyer any rights to in any manner for any purpose not expressly recited by this License.

15.	Controlling Law, Venue and Dispute Resolution.

A. Court and Law. This Agreement shall be interpreted in accordance with and governed by the substantive and procedural laws of the State of Washington, without regard to choice-of-law principles. The parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Washington, Clark County, or of a U.S. District Court for the Western District of Washington, USA in connection with any dispute relating to this License Agreement and/or to any alleged breach of this License Agreement. Each party hereby irrevocably waives any objection that the party may now or hereafter have regarding this choice of forum.

B. Resolution Procedures. The parties agree to follow procedures set forth in sub-sections 15.C. – 15.E. for the resolution of any dispute, whether this License specifically recites the applicability of these dispute resolution procedures to the Dispute.

C. Negotiated Resolution. Buyer and Nautilus wish to avoid disputes. In the event of any dispute, the parties shall first attempt to resolve the matter by an in-person meeting between executive level managers of Buyer and Nautilus to review a presentation by each of them concerning the dispute. The meeting will be held in Seattle, Washington unless otherwise agreed. Unless otherwise agreed by Buyer and Nautilus, only if the executive level managers are unable to resolve the dispute within the shorter of thirty (30) days of the first such meeting or forty-five (45) days from the first Written Notice by either Party requesting such meeting, shall any party be free to proceed under Section 15.D.

D. Mediation. Any Dispute that has not been resolved under Section 15.C. shall be the subject of non- binding mediation before a single impartial mediator selected by mutual agreement of Buyer and Nautilus. This mediator shall be an attorney with at least 15 years experience in intellectual property licensing issues. Buyer and Nautilus agree to make a good faith effort to select a mediator within thirty (30) days from the date that the mediation is first requested by Written Notice by either Buyer or Nautilus. Unless otherwise agreed to by the parties, the mediation will be held in Seattle, Washington and shall be completed within sixty days of any such Written Notice of a request for mediation. A party shall not be entitled to request mediation until after the end of the negotiation and resolution procedure of Section 15.C. Each party shall bear its own costs, including attorney fees of any mediation and shall

pg. 21

share equally the costs of the mediator. Unless otherwise agreed by the parties, only if mediation does not resolve the alleged claim or controversy, shall any party be free to proceed under sub-section 15.E.

E. Litigation. Any dispute that is not resolved pursuant to the procedures of Section 15.C. and 15.D. shall be subject to litigation by either party, subject to Section 15.A. The Parties agree that neither party shall be liable to the other party for any attorney fees in connection with any dispute, whether at trial, upon appeal, or otherwise.

16.	General.

A. Nonwaiver. No failure on the part of Buyer or Nautilus to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer or Nautilus of any right hereunder preclude any further exercise thereof of such right or of any other right.

B. Severability. No portion of Sections 2 and 3 of this License may be severed from this License or otherwise altered, except by mutual written agreement of the Parties. If any portions of Sections 2 and 3 of this License are found to be unenforceable as written, then either Party shall have the right to terminate this License upon thirty (30) days Written Notice to the other Party. Any provision of this License Agreement other than Sections 2 and 3 that are prohibited or rendered unenforceable by any law shall be ineffective only to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

C. Force Majeure. Neither party shall be liable for delays due to any cause beyond the control and without the fault or negligence of the Party incurring the delay, including, to the extent it satisfies the above description, any fire, unusual weather conditions, riot, act of God, act of the public enemy, death or incapacity of an individual who is to perform work, or other similar event. However, both Parties agree to seek to mitigate the potential impact of any such delay. The Party incurring the delay shall within thirty (30) business days from the beginning of the delay, notify the other Party in writing of the causes of the delay and its probable extent. The notification of delay shall not be the basis for a request for additional compensation. In the event of any such delay, any required completion date may be extended by a reasonable period not exceeding the time actually lost by reason of the delay.

D. No Other Representations. Buyer and Nautilus hereby acknowledge that they have not been induced to enter into this License by any representation or warranty not set forth in this License.

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E. Headings. The headings and subheadings of this License are intended for convenience of reference only and shall not be used to interpret this License or affect the construction of this License.

F. Construction. Words importing the singular include the plural, words importing any gender include every gender and words importing persons include entities, corporate and otherwise; and (in each case) vice versa. Whenever the terms “including” or “include” are used in this License in connection with a single item or a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within that classification.

G. Survival. The terms, provisions and representations contained in this License Agreement shall survive any termination or expiration of this License Agreement to the extent that such survival is necessary to give effect to their full meaning and intent. Without limiting the foregoing, the parties expressly agree that the following Sections (including all sub-parts, unless a specific sub-part is specified) of this License shall survive termination and expiration of this License: Section 1; Section 3 for Royalties on Net Sales prior to termination and the completion of unfinished goods under Section 11.C.; Section 4 except for 4.B.; Sections 5, 6, 7, 8; Section 10; Sections 11.C. and 11.D.; Section 13; Section 14 in connection with the completion of unfinished goods under Section 11.C.; Section 15 and Section 16.

H. No Third Party Beneficiaries. This License is intended solely for the benefit of the parties hereto. Except as expressly set forth in the License, nothing in the License shall be construed to create any liability to or any benefit for any person not a party to this License.

I. Successors and Assigns. This License Agreement is personal to Buyer and shall not be assigned by Buyer, except to an Affiliate of Buyer, with the written consent of Nautilus, which consent shall not be unreasonably withheld. No rights granted to Buyer under this License Agreement are assignable, transferable, or sub-licensable in any way. Nautilus shall have the right to assign this License and its rights hereunder to a successor in interest to any portion of the Nautilus business that includes the Indoor Cycling business of Nautilus.

J. Effective Date. This License Agreement shall be effective on the date of the last signature by the Parties as indicated on the signature page hereto (“Effective Date”).

K. Counterparts. This License Agreement may be executed in any number of counterparts, which together will constitute one instrument.

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L. Independent Contractors. Buyer and Nautilus are independent contractors and are not the agent(s) of one another for any purpose. Neither Buyer nor Nautilus shall have any authority to bind or obligate one another.

M. Ethical Conduct. Buyer and Nautilus shall use the highest ethical standards in their business activities and shall each not do anything to bring the other into an unfavorable light.

N. Determining Time Periods. Time periods for Written Notice under this Agreement, such as a time period for taking action upon Written Notice, shall not count the day the Written Notice is effective and shall end at midnight Vancouver, Washington time of the last day of the time period.

In agreement hereto the parties have signed below.

Xiamen World Gear Sports Goods Co., Ltd. (Buyer)	Nautilus, Inc. (Nautilus)

/s/ Michael Bruno	/s/ Kenneth L. Fish
Signature	Signature

Michael Bruno	Kenneth L. Fish
Printed Name	Printed Name

CEO	CFO
Title	Title

December 5, 2009	December 5, 2009
Date	Date

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